Exhibit 3.24(a)

ARTICLES OF INCORPORATION

These Articles of Incorporation are signed and acknowledged by the incorporators for the purpose of forming a corporation for profit under the provisions of Act No. 327 of the Public Acts of 1931, as amended, as follows:

ARTICLE I.

The name of the corporation is SUPERIOR REDI-MIX, INC.

ARTICLE II.

The purpose or purposes for which the corporation is formed are as follows:

To engage in the manufacture, distribution, sale and purchase of concrete, cement, asphalt and other related products either retail or wholesale; to carry on and conduct a general construction business; to manufacture or otherwise acquire and furnish all buildings and other materials and supplies connected therewith or required therefor; to manufacture, produce, adapt, and prepare, deal in and deal with any materials, articles, or things incidental to or required for, or useful in connection with any of its business, and generally to carry on any other business which can be advantageously carried on in conjunction with and incidental to any of the matters aforesaid.

In general to carry on any business in connection therewith and incident thereto not forbidden by the laws for the State of Michigan and with all the powers conferred upon corporations by the laws of the State of Michigan.

ARTICLE III.

Location of the first registered office is:

3505 Auburn Road	Auburn Heights	Oakland, Michigan

(No.) (Street)	(City)	(County)

Postoffice address of the first registered office is:

3505 Auburn Road	Auburn Heights, Michigan

(No. and Street or P.O. Box)	(City) (Zone)

ARTICLE IV.

The name of the first resident agent is JOSEPH D. BAIARDI

ARTICLE V.

The total authorized capital stock is

(1)	{Preferred sbs }	{Par Value $ } per share

	{Common sbs 50,000 }	{Par Value $1.00 } per share
{Book Value for sale $ }
{Price fixed for sale $ }
	{Preferred } no par value	{Book Value $ }
and/or sbs of (2)	{Common }	{Price fixed for sale $ }
(None)

(3) A statement of all or any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof is as follows:

Should any shareholder desire to sell his stock, he shall first offer it for sale to the Corporation at the fair market value at the time the offer is received by the Corporation, which shall then have a period of 30 days in which to exercise its option; if the Corporation fails to exercise its option, the remaining shareholders shall have the option of purchasing the stock on the same terms and in the corporation that each remaining shareholder’s stock bears to the total outstanding stock of the Corporation. The fair market value shall be determined according to the By-Laws of the Corporation.

ARTICLE VI.

The names and places of residence or business of each of the incorporators and the number and class of shares subscribed for by each are as follows: (Statute requires one or more incorporators)

Name	Residence or Business Address	Number of Shares Par Stock
	(No.) (Street) (City) (State)	Common

Joseph D. Baiardi	18245 Stratford, Detroit, Mich.	5,000

Angelo L. Baiardi	2175 Dorchester, Birmingham, Mich.	2,500

Herman F. Watson	19489 Denby, Detroit, Mich.	2,500

ARTICLE VII.

The names and addresses of the first board of directors are as follows:

(Statute requires at least three directors)

Name	Residence or Business Address
(No.) (Street) (City) (State)

Joseph D. Baiardi	18245 Stratford, Detroit, Michigan
Angelo L. Baiardi	2175 Dorchester, Birmingham, Michigan
Herman F. Watson	19489 Denby, Detroit, Michigan

ARTICLE VIII.

The term of the corporate existence is thirty years.

ARTICLE IX.

Whenever a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the state of Michigan, may on the application of this corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, order a meeting of the creditors or class of creditors, and/or any shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, agree to any compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all shareholders or class of shareholders as the case maybe, and also on this corporation.

We, the incorporators, sign our names this 20th day of June 1959.

(All parties appearing under Article VI are required to sign in this space)

/s/    Joseph D. Baiardi

/s/    Angelo L. Baiardi

/s/    Herman F. Watson

STATE OF MICHIGAN }	(One or more of the parties signing must acknowledge before the Notary)
} ss.
COUNTY OF OAKLAND}

On this 20th day of June, 1959,

before me personally appeared Joseph D. Baiardi, Angelo L. Baiardi and Herman F. Watson

to me known to be the persons described in and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.

Thomas R. Sullivan

(Print or type name of Notary)

Notary Public for Wayne County. State of Michigan, acting in Oakland County.

My commission expires January 25, 1963

(Notarial seal required if acknoledgement taken out of State)